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
-----------------------------                    U.S. SECURITIES AND EXCHANGE COMMISSION               -----------------------------
            FORM 5                                                                                       OMB APPROVAL
-----------------------------                            Washington, D.C. 20549                          -------------------------
[ ] Check this box if no longer
    subject to Section 16. Form 4           ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP          OMB Number: 3235-0362
    or Form 5 obligations may                                                                            Expires: PENDING
    continue. See Instruction 1(b).   Filed pursuant to Section 16(a) of the Securities Exchange Act     Estimated average burden
[ ] Form 3 Holdings Reported         of 1934, Section 17(a) of the Public Utility Holding Company Act    hours per response:.. 1.0
[ ] Form 4 Transactions Reported      of 1935 or Section 30(f) of the Investment Company Act of 1940   -----------------------------


------------------------------------------------------------------------------------------------------------------------------------
1. Name and Address of Reporting |2. Issuer Name and Ticker or Trading Symbol  |6. Relationship of Reporting Person to Issuer
   Person*                       |                                             |            (Check all applicable)
                                 |                                             |
Stolarski    Edward       T.     |   BrandPartners Group, Inc. (BPTR)          |   _X_ Director                _____10% Owner
---------------------------------|---------------------------------------------|
(Last)      (First)    (Middle)  |3. IRS Identification   |4. Statement for    |   _X_ Officer                 _____Other
                                 |   Number of Reporting  |    Month/Year      |        (give title below)         (specify below)
c/o BrandPartners Group, Inc.    |   Person, if an entity |                    |
777 Third Avenue                 |   (Voluntary)          |     12/01          |            Executive Vice President
                                 |                        |                    |            ------------------------
                                 |                        |                    |
---------------------------------|                        |--------------------|----------------------------------------------------
           (Street)              |                        |5. If Amendment,    |
                                 |                        |   Date of Original |7. Individual or Joint/Group Filing (check
  New York    NY       10017     |                        |   (Month/Year)     |   applicable line)
                                 |                        |                    |
                                 |                        |                    |   _X_ Form filed by One Reporting Person
                                 |                        |                    |
                                 |                        |                    |  ____Form filed by More than One Reporting Person
---------------------------------|--------------------------------------------------------------------------------------------------
  (City)   (State)     (Zip)     |        TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                 |
                                 |
---------------------------------|--------------------------------------------------------------------------------------------------
                                 |            |          |                          |                   |             |
1. Title of Security             |2. Trans-   |3. Trans- |4. Securities Acquired (A)|5. Amount of       |6. Owner-    |7. Nature of
   (Instr. 3)                    |   action   |   action |   or Disposed of (D)     |   Securities      |   ship      |   Indirect
                                 |   Date     |   Code   |   (Instr. 3, 4 and 5)    |   Beneficially    |   Form:     |   Beneficial
                                 |   (Month/  |   (Instr.|                          |   Owned at end    |   Direct    |   Ownership
                                 |   Day/     |   8)     |                          |   of Issuer's     |   (D) or    |   (Instr. 4)
                                 |   Year)    |          |                          |   Fiscal Year     |   Indirect  |
                                 |            |          |                          |   (Instr. 3 and 4)|   (I)       |
                                 |            |          |                          |                   |   (Instr. 4)|
                                 |            |          |--------------------------|                   |             |
                                 |            |          |Amount  |(A) or | Price   |                   |             |
                                 |            |          |        |(D)    |         |                   |             |
---------------------------------|------------|----------|--------|-------|---------|-------------------|-------------|-------------
Common Stock                     |   9/26/01  |   A(1)   |112,500 |   A   |         |                   |   D         |
---------------------------------|------------|----------|--------|-------|---------|-------------------|-------------|-------------
Common Stock                     |   10/22/01 |   A(1)   |55,556  |   A   |         |   168,456         |   D         |
---------------------------------|------------|----------|--------|-------|---------|-------------------|---------------------------
                                 |            |          |        |       |         |                   |             |
------------------------------------------------------------------------------------------------------------------------------------
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(1) Issued pursuant to the terms of an Employment Agreement between the Issuer and the Reporting Person.

* If the form is filed by more than one reporting person, see instruction
  4(b)(v).


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
FORM 5 (CONTINUED)                    TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                            (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

-----------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative | 2. Conver-  | 3. Transac-  | 4. Transac- | 5.  Number of  | 6. Date              | 7. Title and Amount of
   Security (Instr. 3) |    sion or  |    tion Date |    tion     |     Derivative |    Exercisable       |    Underlying
                       |    Exercise |    (Month/   |    Code     |     Securities |    and               |    Securities
                       |    Price of |    Day/Year) |    (Instr.  |     Acquired   |    Expiration        |    (Instr. 3 and 4)
                       |    Deriva-  |              |    8)       |     (A) or     |    Date              |
                       |    tive     |              |             |     Disposed   |    (Month/           |
                       |    Security |              |             |     of (D)     |    Day/Year)         |
                       |             |              |             |     (Instr. 3, |                      |
                       |             |              |             |     4, and 5)  |                      |
                       |             |              |             |                |                      |
                       |             |              |             |----------------|----------------------|------------------------
                       |             |              |             |   (A) | (D)    |  Date   | Expiration |    Title |  Amount or
                       |             |              |             |       |        |  Exer-  |    Date    |          |  Number of
                       |             |              |             |       |        |  cisable|            |          |   Shares
-----------------------|-------------|--------------|-------------|-------|--------|---------|------------|----------|-------------
                       |             |              |             |       |        |         |            |          |
                       |             |              |             |       |        |         |            |          |
-----------------------|-------------|--------------|-------------|-------|--------|---------|------------|----------|-------------
                       |             |              |             |       |        |         |            |          |
                       |             |              |             |       |        |         |            |          |
-----------------------|-------------|--------------|-------------|-------|--------|---------|------------|----------|-------------
                       |             |              |             |       |        |         |            |          |
                       |             |              |             |       |        |         |            |          |
-----------------------|-------------|--------------|-------------|-------|--------|---------|------------|----------|-------------
                       |             |              |             |       |        |         |            |          |
                       |             |              |             |       |        |         |            |          |
-----------------------|-------------|--------------|-------------|-------|--------|---------|------------|----------|-------------
                       |             |              |             |       |        |         |            |          |
                       |             |              |             |       |        |         |            |          |
-----------------------------------------------------------------------------------------------------------------------------------


---------------------------------------------------------------------------
| 8. Price of   | 9. Number of     | 10. Ownership     | 11. Nature of
|    Derivative |    Derivative    |     Form of       |     Indirect
|    Security   |    Securities    |     Derivative    |     Beneficial
|    (Instr. 5) |    Beneficially  |     Security:     |     Ownership
|               |    Owned at End  |     Direct (D)    |     (Instr. 4)
|               |    of Year       |     or Indirect   |
|               |    (Instr. 4)    |     (I)           |
|               |                  |     (Instr. 4)    |
|               |                  |                   |
|               |                  |                   |
|               |                  |                   |
|               |                  |                   |
|               |                  |                   |
|               |                  |                   |
|---------------|------------------|-------------------|-------------------
|               |                  |                   |
|               |                  |                   |
|---------------|------------------|-------------------|-------------------
|               |                  |                   |
|               |                  |                   |
|---------------|------------------|-------------------|-------------------
|               |                  |                   |
|               |                  |                   |
|---------------|------------------|-------------------|-------------------
|               |                  |                   |
|               |                  |                   |
|---------------|------------------|-------------------|-------------------
|               |                  |                   |
|               |                  |                   |
---------------------------------------------------------------------------

Explanation of Responses:


                                                                                    /s/ Edward T. Stolarski              2/14/02
                                                                               -----------------------------------     -----------
                                                                                 **Signature of Reporting Person           Date


**Intentional misstatements or omissions of facts constitute
  Federal Criminal Violations.
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.

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